UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
August 3, 2009
Date of Report (Date of earliest event reported)
Patriot Capital Funding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-51459	74-3068511
(State or other jurisdiction	(Commission File No.)	(I.R.S. The Company
of incorporation)		Identification No.)
274 Riverside Avenue
Westport, Connecticut 06880
(Address of principal executive offices and zip code)
(Registrant’s telephone number, including area code) 203-429-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously disclosed, as a result of the occurrence of a termination event under Patriot Capital Funding, Inc.’s securitization revolving credit facility, Patriot Capital Funding commenced an evaluation of various financing and/or strategic alternatives, including possible debt or equity financing, acquisition or disposition of assets, and other strategic transactions. As a result of that evaluation process, on August 3, 2009, Patriot Capital Funding and Prospect Capital Corporation entered into an Agreement and Plan of Merger, dated as of August 3, 2009 (the “Merger Agreement”), pursuant to which Patriot Capital Funding will merge within and into Prospect Capital, with Prospect Capital continuing as the surviving company in the merger (the “Merger”). In connection with the transaction, Prospect Capital also agreed to pay off the outstanding balance and related fees and expenses due under Patriot Capital Funding’s securitization revolving credit facility. As of the date of this current report on Form 8-K, there was approximately $115.7 million outstanding under the facility.
     Subject to the terms and conditions of the Merger Agreement, which has been approved by the Board of Directors of both companies, if the Merger is completed, each issued and outstanding share of Patriot Capital Funding’s common stock will be converted into 0.3992 shares of Prospect Capital’s common stock and any fractional shares resulting from the application of the exchange ratio will be paid in cash. Also, the exchange ratio will be adjusted for any dividend Patriot Capital Funding may declare prior to the closing. In addition, if not exercised prior to completion of the Merger, outstanding Patriot Capital Funding stock options will vest and be cancelled in exchange for the payment in cash to the holder of these stock options of $0.01 per share of Patriot Capital Funding’s common stock for which these options are exercisable. Upon consummation of the Merger, each share of Patriot Capital Funding restricted stock then outstanding will vest and will either be (a) cancelled in exchange for the cash value per share of Prospect Capital’s common stock at the time of the consummation of the Merger (in an amount estimated to be sufficient to pay applicable taxes in connection with the vesting of such shares) or (b) converted in the Merger into shares of Prospect Capital’s common stock on the same terms as all other shares of Patriot Capital Funding common stock.
     The Merger Agreement, which is included as Exhibit 2.1 to this current report on Form 8-K, contains (a) customary representations and warranties of Patriot Capital Funding and Prospect Capital, including, among others: corporate organization, capitalization, corporate authority, third party and governmental consents and approvals, reports and regulatory matters, financial statements, compliance with law and legal proceedings, absence of certain changes and taxes; additional customary representations by Patriot Capital Funding, including, among others, employee matters, intellectual property and certain contracts; and a representation by Prospect Capital regarding its ability the pay off amounts outstanding under Patriot Capital Funding’s securitization revolving credit facility with available funds in cash or under lines of credit, (b) covenants of Patriot Capital Funding to conduct its businesses in the ordinary course until the Merger is completed and (c) covenants of Patriot Capital Funding and Prospect Capital not to take certain actions during this interim period. Patriot Capital Funding has also agreed to immediately cease negotiations with third parties with whom it has previously had discussions regarding any such transaction, to enforce its rights under confidentiality and standstill arrangements entered into with such third parties, and to not solicit, or engage in negotiations or discussions, relating to a potential alternative sale or business combination transaction, unless certain conditions are satisfied. Among other things, prior to Patriot Capital Funding entering into any discussions with, or providing confidential information to, a third party in connection with an alternative sale or business combination transaction, the third party must enter into a confidentiality agreement with Patriot Capital Funding, must provide evidence of its commitment and ability to make a superior proposal for a sale or business combination transaction with Patriot Capital Funding without material contingencies, must agree to pay down in full the outstanding balance under Patriot Capital Funding’s securitization revolving credit facility at closing of the relevant alternative sale or business combination transaction, and must provide Patriot Capital Funding with funds in an amount equal to the termination fee that would be payable upon the occurrence of certain termination events, as discussed below.
     The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement. In addition, such representations and warranties (a) have been qualified by confidential disclosures made to the other party in connection with the Merger Agreement, (b) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, (c) are subject in certain circumstances to the materiality standard contained in Section 9.2 of the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (e) may have been included in the Merger Agreement for the purpose of allocating risk between Patriot Capital Funding and Prospect Capital rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the Merger that will be contained in the proxy statement/prospectus that the parties will be filing in connection with the Merger, as well as in the Forms 10-K, Forms 10-Q and other filings that each of Patriot Capital Funding and Prospect Capital make with the SEC.
     Consummation of the Merger, which is currently anticipated to occur in the earlier part of the fourth quarter of 2009, is subject to certain conditions, including, among others, Patriot Capital Funding stockholder approval, accuracy of the representations and warranties of the other party and compliance by the other party with its obligations under the Merger Agreement.
     The Merger Agreement also contains certain termination rights for Patriot Capital Funding and Prospect Capital, as the case may be, including: if the Merger has not been completed by December 15, 2009; if there is a breach by the other party that is not or cannot be cured within 30 days’ notice of such breach and if such breach would result in a failure of the conditions to closing set forth in the Merger Agreement; if the Board of Directors of Patriot Capital Funding fails to recommend the Merger to its stockholders; if Patriot Capital Funding breaches its obligations in any material respect regarding any alternative business combination proposals; or if Patriot Capital Funding stockholders have voted to not approve the Merger. In addition, the Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, Patriot Capital Funding may be required to pay Prospect Capital a termination fee equal to $ 3.2 million or to reimburse certain expenses and make certain other payments.
     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated into this current report on Form 8-K by reference.
Additional Information About this Transaction
     In connection with the proposed Merger, Prospect Capital will file with the SEC a registration statement on Form N-14, which will include a proxy statement of Patriot Capital Funding that also constitutes a prospectus of Prospect Capital. Patriot Capital Funding will mail the proxy statement/prospectus to its stockholders. Patriot Capital Funding and Prospect Capital urge investors and stockholders to read the proxy statement/prospectus regarding the proposed Merger when it becomes available because it will contain important information.
     You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Patriot Capital Funding by contacting Patriot Capital Funding at 274 Riverside Avenue, Westport, Connecticut 06880 or by telephone at (203) 429-2700 or on its website at www.patcapfunding.com.
Proxy Solicitation
     Prospect Capital, Patriot Capital Funding and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Patriot Capital Funding stockholders in favor of the Merger. Patriot Capital Funding may also engage the services of a proxy solicitor to assist it in soliciting proxies. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Patriot Capital Funding stockholders in connection with the proposed Merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Prospect Capital’s executive officers and directors in the prospectus supplement, dated June 30, 2009, to the prospectus dated June 26, 2009, filed with the SEC on July 1, 2009. You can find information about Patriot Capital Funding’s executive officers and directors in its definitive proxy statement filed with the SEC on April 28, 2009. You can obtain free copies of these documents from Prospect Capital and Patriot Capital Funding in the manner set forth above.
Forward-Looking Statements
     Information set forth in this current report on Form 8-K contains forward-looking statements, which involve a number of risks and uncertainties. Patriot Capital Funding and Prospect Capital caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Patriot Capital Funding and Prospect Capital, including, among others, future financial and operating results, Prospect Capital’s plans, objectives, expectations and intentions and other statements that are not historical facts.
     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Patriot Capital Funding stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; and disruption from the transaction making it more difficult to maintain relationships with Patriot Capital Funding’s private equity sponsors. Additional factors that may affect future results are contained in Patriot Capital Funding’s and Prospect Capital’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Patriot Capital Funding and Prospect Capital disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between Patriot Capital Funding, Inc. and Prospect Capital Corporation, dated as of August 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 6, 2009	Patriot Capital Funding, Inc.
	By:	/s/ William E. Alvarez, Jr.
		Name:	William E. Alvarez, Jr.
		Title:	Executive Vice President, Chief Financial Officer and Secretary